Exhibit 5.1

Proskauer Rose LLP Eleven Times Square, New York, New York 10036-8299

July 1, 2014

RCS Capital Corporation
405 Park Avenue
New York, NY 10022

Ladies and Gentlemen:

We are acting as counsel to RCS Capital Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) of a registration statement on Form S-3 (Registration No. 333- ), (such registration statement, as amended, referred to as the “Registration Statement”), relating to possible resale, from time to time, by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of certain shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), certain securities of the Company convertible into shares of Class A Common Stock and certain equity interests in other entities exchangeable for shares of Class A Common Stock as follows: (a) 2,469,136 shares of Class A Common stock purchased by the Selling Stockholders in a private placement on June 10, 2014 (the “PIPE Shares”); (b) 14,657,980 shares of 7.00% Series A Convertible Preferred Stock issued by the Company, par value $0.001 per share, having an aggregate liquidation preference of $270,000,000 (the “Preferred Stock Shares”); (c) $120,000,000 aggregate face amount of 5.00% Convertible Notes due 2021 issued by the Company (the “Notes”); (d) 13,326,752 shares of Class A Common Stock that are issuable upon conversion of the Preferred Stock Shares (the “Preferred Conversion Shares”); (e) 5,665,722 shares of Class A Common Stock that are issuable upon conversion of Notes (the “Note Conversion Shares” and, together with the Preferred Conversion Shares, the “Conversion Shares”); and (f) 2,399,334 shares of Class A Common Stock issuable upon exercise of put or call right with respect to membership interests in RCS Capital Management, LLC held by certain of the Selling Stockholders (“Put/Call Shares”).

As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation:

(i)	the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on April 1, 2014 (the “Charter”);

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July 1, 2014

(ii)	the Second Amended and Restated By-laws of the Company in the form filed as Exhibit 4.2 to the Registration Statement as filed with the Commission on January 7, 2014 (the “By-laws”);

(iii)	certain of the resolutions of the board of directors of the Company;

(iv)	the Registration Statement, together with the exhibits filed as a part thereof and including any documents incorporated by reference therein;

(v)	a certificate executed by an officer of the Company, dated as of the date hereof;

(vi)	the Securities Purchase Agreement dated as of April 29, 2014 (the “Securities Purchase Agreement”), by and among the Company and the Investors (as defined therein);

(vii)	the Certificate of Designation of 7% Series A Convertible Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on April 29, 2014 (the “Certificate of Designation”);

(viii)	an executed copy of the Indenture, dated as of April 29, 2014 (the “Indenture”), among the Company and Wilmington Trust, National Association, as trustee;

(ix)	an executed copy of First Supplemental Indenture dated as of May 5, 2014 (the “Supplemental Indenture”) to the Indenture;

(x)	an executed copy of the Put & Call Agreement, dated as of April 29, 2014, by and among Luxor Capital Partners, LP, Blue Sands LLC, Blue Sands B Inc., Blue Sands C Inc., Blue Sands D. Inc., the Company and the existing members of RCS Capital Management, LLC (the “Put/Call Agreement”); and

(xi)	such other certificates of public officials, corporate documents, and records and other certificates and instruments, and such other investigations of law, as we have deemed necessary in connection with the opinions hereinafter set forth.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that:

1.	All of the PIPE Shares have been duly authorized, duly and validly issued, fully paid and non-assessable.

2.	All of the Preferred Stock Shares have been duly authorized, duly and validly issued, fully paid and non-assessable.

July 1, 2014

3.	The Notes have been duly authorized and executed by the Company and are the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms and subject to bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

4.	The Note Conversion Shares have been duly authorized and, to the extent issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, such Note Conversion Shares, will be validly issued, fully paid and non-assessable.

5.	The Preferred Conversion Shares have been duly authorized and, to the extent issued upon conversion of the Preferred Stock Shares in accordance with the terms of the Certificate of Designation, such Preferred Conversion Shares, will be validly issued, fully paid and non-assessable.

6.	The Put/Call Shares have been duly authorized and, to the extent issued upon exercise of the put option or the call option pursuant to the Put/Call Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are qualified in the that we have assumed: (A) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies as we considered necessary or appropriate for enabling us to express the opinion set forth above; (B) that each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; (C) upon the issuance of any Conversion Shares or Put/Call Shares, the total number of shares of Class A Common Stock issued and outstanding will not exceed the total number of shares of Class A Common Stock that the Company is then authorized to issue under the Charter; and (D) no Conversion Shares or Put/Call Shares will be issued in violation of the Charter, the By-laws, the Certificate of Designation, the Indenture, the Supplemental Indenture, the Securities Purchase Agreement and the Put/Call Agreement, as applicable.

The opinions expressed herein are based upon and expressly limited to the General Corporation Law of the State of Delaware and the laws of the States of New York and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect of, the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware or the State of New York. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

July 1, 2014

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

Proskauer Rose LLP